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                              EMPLOYMENT AGREEMENT


         AGREEMENT made as of March 13, 1997 by and between GLOBAL PHARMACEUTICAL CORPORATION, a Delaware corporation (hereinafter referred to as the "Corporation") and MITCHELL GOLDBERG (hereinafter referred to as "Executive")

         In consideration of the mutual promises set forth herein the parties hereto agree as follows:


                                   ARTICLE I.

                               Term of Employment

         A. Upon the terms and subject to the conditions set forth herein, the Corporation will employ Executive on the terms provided in this Agreement from March 17, 1997 (the "Effective Date") until the date the employment of Executive shall terminate pursuant to Article IV hereof. (The period during which Executive is employed hereunder is referred to herein as the "term of employment.") Executive shall work for the Corporation during the term of employment in accordance with, and subject to the terms and conditions of, this Agreement.

                                   ARTICLE II.

                                     Duties

         During the term of employment Executive will:

                  (a) use his best efforts to promote the interests of the Corporation, and shall devote his full time and efforts to its business and affairs;

                  (b) serve as the Vice President, Sales & Marketing, reporting solely to the Corporation's Chief Executive Officer and Board of Directors; and

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                  (c) perform such duties consistent with, and customarily
provided in connection with, the office described in subsection (b) above as the Corporation may from time to time assign to him, and Executive shall not engage any duties or pursuits which may interfere with or be inimical or contrary to the best interests of the Corporation.

                                  ARTICLE III.

                                  Compensation

                  A. The Corporation will compensate Executive for the duties performed by him hereunder by payment of a salary (the "Salary") at the rate of $110,000 per annum. The Salary shall be payable in equal installments, which the Corporation shall pay at semi-month1y intervals or, at the Corporation's election, more frequently, and shall be subject to such payroll deductions as are required by law. The Salary paid to the Executive will be reviewed annually by the Board of Directors in conjunction with the recommendation of the President, and may be increased at the discretion of the Corporation's Board of Directors or Compensation Committee, which shall take into account the performance of the Executive, the productivity of the Corporation and other factors which it deems relevant.

                                   ARTICLE IV.

                                Term; Termination

         A. Unless terminated sooner as hereinafter provided, the initial term of employment of Executive under this Agreement shall be for a period of three
(3) years from the Effective Date hereof (the "Initial Term"). The term of employment of Executive shall continue thereafter for an additional one (1) year period commencing

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on the third anniversary of the Effective Date, unless either party has notified the other no later than three (3) months prior to that third anniversary that he or it does not wish to continue the term of employment of Executive under this Agreement or unless Executive's employment is terminated sooner as hereinafter provided. Thereafter, Executive's term of employment under this Agreement shall continue for additional one (1) year periods, unless either party has notified the other no later than three (3) months prior to the end of any of those additional one (1) year periods that he or it does not wish to continue Executive's term of employment under this Agreement or unless Executive's term of employment is terminated sooner as hereinafter provided.

         B. The Corporation may terminate the employment of Executive hereunder
(i) for Cause (as defined below) at any time and without prior notice or (ii) for any other reason on two (2) weeks notice in writing to Executive.

                  1. If the Corporation terminates Executive's employment for Cause or pursuant to Article IV.D. hereof, then the Corporation shall, within fifteen (15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

                  2. If the Corporation terminates Executive's employment other than for Cause or pursuant to Article IV.D. hereof, then in lieu of any other payments otherwise recurred hereunder, the Corporation shall, subject to Executive's compliance with Article V hereof, pay Executive, as liquidated damages and not as a penalty, (a) within fifteen (15) days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (b) the lesser of (i) an amount equal to his Salary payments at the time of the

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termination in accordance with the Corporation's then payment policy, and benefits provided for herein during the six-month period following the termination date, and (ii) the entire amount of the Salary remaining due and payable from the date of such termination to the scheduled expiration of this Agreement; provided however, that if such termination occurs prior to the first anniversary of the Effective Date, then in addition to the items referred to in subsections (a) and (b) above, Executive shall be entitled to continue to receive, in accordance with the Corporation's then payment policy, an amount equal to his Salary payments and, to the extent Executive is not otherwise employed, health benefits, until the first anniversary of the Effective Date.

                  3. The phrase "Cause" means any of the following:

                           (a) breach by Executive of any provision of Article V
of this Agreement;

                           (b) breach of any other provision of this Agreement
by Executive (other than any such breach resulting from Executive's incapacity due to physical or mental illness, which shall be governed by Article IV.D. hereof), including without limitation the failure to satisfactorily perform his duties as provided herein, if that breach is not remedied within thirty (30) days after written notice to Executive describing the acts alleged to constitute Cause;

                           (c) any act of fraud, misappropriation, embezzlement
or similar willful and malicious conduct by Executive against the Corporation;
or

                           (d) indictment of Executive for a felony or any
conviction of, or guilty plea by Executive to, a crime involving moral turpitude if that crime of moral turpitude tends or would reasonably tend to bring the Corporation into disrepute.


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         C. Executive may terminate his employment hereunder at any time for any reason upon two (2) weeks written notice to the Corporation.

                  1. If Executive terminates his employment without "Good Reason" (as defined below), then the Corporation shall, within fifteen (15) days after the termination date, pay Executive all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date.

                  2. If Executive terminates his employment with "Good Reason", then the Corporation shall, subject to Executive's compliance with Article V hereof, (i) pay Executive, with fifteen (15) days after the termination date, all accrued and unpaid Salary and benefits (including accrued but unused vacation time) through the termination date and (ii) continue to pay Executive an amount equal to Executive's Salary and benefits, accordance with the Corporation's then payment policy during the six-month period following the termination date.

                  3. The phrase "Good Reason" means a material breach of this Agreement or the intentional disregard or violation of the Food, Drug and Cosmetic Act as amended in any material respect (other than through the actions of the Executive) by the Corporation, which has not been cured within thirty
(30) days after written notice thereof from the Executive.

         D. If Executive dies or becomes incapacitated, his employment hereunder shall terminate on the date of his death or incapacitation, as the case may be. For purposes hereof, the term "incapacitated" shall mean such mental or physical illness as shall render Executive incapable of substantially performing his duties hereunder on a regular basis at the Corporation's offices for a period of three (3)


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consecutive months or for a period of six (6) months in any twelve-month period, all as determined by a physician or psychiatrist, as the case may be, selected by the Corporation.

                                   ARTICLE V.

                                    Covenants

         A. While Executive is employed hereunder by the Corporation and during any time thereafter that the Corporation shall continue to pay to Executive his Salary and benefits, he shall not, without the prior written consent of the Corporation, engage, directly or indirectly, in any other trade, business or employment, or have any interest, direct or indirect, in any other business, firm or corporation; provided, however, that he may continue to own or may hereafter acquire (i) any securities of any class of any publicly-owned company or (ii) any passive investment in a privately held entity which is not engaged in the pharmaceutical business.

         B. Executive shall treat as confidential and keep secret the affairs of the Corporation (including specifically the terms and conditions of this Agreement) and shall not at any time during the term of employment or thereafter, without the prior written consent of the Corporation, or unless required by law, divulge, furnish or make known or accessible to, or use for the benefit of, anyone other than the Corporation and its subsidiaries and affiliates any information of a confidential or proprietary nature related in any way to the business of the Corporation or its subsidiaries or affiliates or their clients. Executive shall be entitled to disclose the terms of this Agreement to potential employers of Executive and to lending institutions from whom Executive seeks to borrow.

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         C. All records, papers and documents kept or made by Executive relating to the business of the Corporation or its subsidiaries or affiliates or their clients shall be and remain the property of the Corporation.

         D. All articles invented by Executive, processes discovered by him, trademarks, designs, advertising copy and art work, display and promotion materials and, in general, everything of value conceived or created by him pertaining to the business of the Corporation or any of its subsidiaries or affiliates during the term of employment, and any and all rights of every nature whatever relating thereto, shall immediately become the property of the Corporation, and Executive shall assign, transfer and deliver all patents, copyrights, royalties, designs and copy, and any and all interests and rights whatever thereto and thereunder to the Corporation, without further compensation, upon notice to him from the Corporation.

         E. Following the termination of Executive's employment hereunder (including, the expiration of this Agreement) for any reason, Executive shall not, for a period of two (2) years from such termination solicit any employee of the Corporation to leave such employ or to enter the employ of Executive or of any corporation or enterprise with which Executive is then associated or solicit any customer of the Corporation to terminate its relationship with the Corporation.

         F. During the one-year period following Executive's termination of employment by Executive without Good Reason or by the Corporation for Cause (the "Restricted Period"), Executive shall not render any services, directly or indirectly, as an employee, officer, consultant or in any other capacity, to any individual, firm, corporation or partnership engaged in any business or activity which is competitive

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with any activity or business engaged in by the Corporation during his employment by the Corporation (such activities being herein called the "Corporation's Business"). During the Restricted Period, Executive shall not, without the prior written consent of the Corporation, hold an equity interest in any firm, partnership or corporation which competes with the Corporation's Business, except that beneficial ownership by Executive (including ownership by any one or more members of his immediate family and any entity under his direct or indirect control) of less than five percent (5%) of the outstanding shares of capital stock of any corporation which may be engaged in any of the same lines of business as the Corporation's Business, if such stock is listed on a national securities exchange or publicly traded in an over-the-counter market, shall not constitute a breach of the covenants contained in this Article V.

         G. The provisions contained in this Article V as to the time periods, scope of activities, persons or entities affected, and territories restricted shall be deemed divisible so that, if any provision contained in this Article V is determined to be invalid or unenforceable, such provisions shall be deemed modified so as to be valid and enforceable to the full extent lawfully permitted.

         H. During the term of this Agreement, the Corporation shall maintain a Directors' and Officers' insurance policy providing such coverage for the Directors and Officers of the Corporation as the Corporation's Board of Directors shall reasonably determine.

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                                   ARTICLE VI.

                                     Bonuses

         A. The Corporation shall pay Executive a $10,000 sign-on bonus, one-half of which shall be paid thirty (30) days from the Effective Date and one-half of which shall be paid sixty (60) days from the Effective Date; provided, however, that in the event Executive's employment hereunder terminates at any time within the first year of his term of employment (other than by the Executive for Good Reason or by the Corporation without Cause), Executive shall repay to the Corporation (pro rated based on a twelve month term and calculated on a monthly basis) the dollar amount of the sign-on bonus that had been paid that represents the amount of time during that first year that Executive will not be employed by the Corporation.

         B. During 1997, the Corporation shall pay Executive a bonus of $5,000 per quarter in any quarter in which Executive reaches the projected sales numbers that have been established by the Corporation. In the event Executive exceeds such projected sales numbers in any quarter by a factor of 1.25, the bonus for such quarter shall be $6,250,

         C. During 1998, the Corporation shall pay Executive a bonus of $10,000 per quarter in any quarter in which Executive reaches the projected sales and gross margin numbers that have been established by the Corporation.

         D. The Board of Directors of the Corporation may consider, and nothing herein shall preclude the Corporation's Board of Directors from, awarding Executive any other bonuses based on performance as they may, at any time or from time to time, determine.

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                                   ARTICLE VII

                               Stock Option Award

         A. The Corporation will grant to Executive an option to purchase 36,000 shares of the Corporation's common stock (the "Award") at a price per share equal to the fair marker value of the Corporation's common stock on the date the Compensation Committee of the Board of Directors grants this Award, which so long as Executive remains in the continuous employ of the Corporation on a given vesting date, shall vest in Executive in accordance with the following schedule: (i) one-third of the Award shall vest on the date one (1) year from the Effective Date, and (ii) the remaining two-thirds of the Award shall vest in increments of one-twenty fourth per month for the twenty four (24) months then following.

         B. The option shall be granted pursuant to, and shall be subject to the terms of, the stock option plan adopted by the Corporation.

                                  ARTICLE VIII.

                            Other Employment Benefits

         A. The Corporation shall provide Executive with medical and hospitalization insurance coverage and retirement plans which in each case are no less favorable to Executive than those plans provided to the Corporation's senior executive offices generally (it being understood that to the extent the plans provide coverage for dependents of employees, Executive shall be entitled to such coverage for his dependents under the same terms as senior executives generally). The Corporation shall also provide Executive with life insurance coverage having a death benefit payable to a beneficiary selected by Executive equal to $250,000 and disability insurance which

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provides salary replacement benefits, not to exceed $250,000 in the aggregate, in the event Executive becomes incapacitated.

         B. During the term of employment, Executive shall be entitled to three weeks of paid vacation each year and to participate in or receive benefits under any other employee benefit plan, arrangement or perquisite made available by the Corporation now or in the future to its senior executive officers generally, subject to and on a basis consistent with the terms, conditions and overall administration of such plans, arrangements and perquisites; provided, however, that Executive shall not be entitled to carry over unused vacation time in any given year to subsequent years.

         C. The Corporation shall reimburse Executive for all reasonable expenses incurred by Executive for promoting the business of the Corporation, including expenses for travel and similar items (such as automobile mileage at the Corporation's standard rates), from time to time upon presentation by Executive of an itemized account of such expenditures, all in accordance with the Corporation's policies for incurrence and reimbursement. To the extent permitted by law, the Corporation will not withhold Philadelphia city wage taxes for the days Executive travels out of town on business.

         D. The Corporation will provide Executive with a cellular telephone and a lap-top computer for use in performing his duties hereunder during the term of employment.

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                                   ARTICLE IX.

                                Key Man Insurance

         A. The Corporation may, in its sole and absolute discretion, at any time after the date hereof, apply for and procure as owner for its own benefit life insurance on Executive, in such amount and in such form or forms as the Corporation may determine. Executive shall, at the Corporation's request, subject to such medical examinations, supply such information and execute such documents as may be required by the insurance company or companies to whom the Corporation has applied for such insurance.

                                   ARTICLE X.

                                   Assignment

         A. This Agreement shall be binding upon and shall inure to the benefit of the successor and assigns of the Corporation. Neither this Agreement nor any rights hereunder shall be assignable by Executive and any such purported assignment by him shall be void.

                                   ARTICLE XI.

                                Entire Agreement

         A. This Agreement constitutes the entire understanding between the Corporation and Executive concerning his employment by the Corporation or any of its subsidiaries and supersedes any and all previous agreements between Executive and the Corporation or any of its subsidiaries concerning such employment. This Agreement may not be changed orally.



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                                  ARTICLE XII.

                                 Applicable Law

         A. The Agreement shall be governed by and construed in accordance with the laws of the State of Pennsylvania.

                                         GLOBAL PHARMACEUTICAL CORPORATION

                                         By Max L. Mendelsohn
                                            ------------------------------
                                            Max L. Mendelsohn, President,
                                               and CEO


                                            /s/  Mitchell Goldberg
                                            -----------------------------
                                            Mitchell Goldberg


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